Exhibit 23.4
Consent of Independent Registered Certified Public Accountants

Retalix Holdings, Inc.
Plano, Texas

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to Registration Statement (Form F-3) and related Prospectus of Retalix Ltd. for the registration of 161,032 ordinary shares and to the incorporation by reference therein of our report dated March 31, 2004, with respect to the consolidated financial statements of Retalix Holdings Inc., included in Retalix Ltd.'s Annual Report on Form 20-F for the year ended December 31, 2004, furnished to the Securities and Exchange Commission.

/S/ Nation Smith Hermes Diamond
San Diego, California
September 26, 2005